Exhibit 99.1

Chaparral Energy Announces $300 Million Senior Notes Offering
Oklahoma City, June 18, 2018 — Chaparral Energy, Inc. (OTCQB: CHPE) announced today that it intends to offer $300 million of senior unsecured notes due 2023 to eligible purchasers, subject to market conditions and other factors. Chaparral intends to use the net proceeds from the offering to pay down the outstanding balance of its revolving credit facility and for general corporate purposes.

The senior notes have not been, and will not be, registered under the Securities Act of 1933, as amended or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The senior notes will be offered in the United States only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act. It is neither an offer to sell nor a solicitation of an offer to buy the senior notes or any other securities. It also does not constitute an offer to sell or a solicitation of an offer to buy or a sale of the senior notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Chaparral expects, believes or anticipates will or may occur in the future are forward-looking statements. Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports, form 10-K or other public filings. We undertake no duty to update or revise these forward-looking statements, whether as a result of new information or future events.

About Chaparral
Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 119,000 net acres primarily in Kingfisher, Canadian and Garfield counties. Chaparral has approximately 315,000 net surface acres in the Mid-Continent region.

Investor Contact	Media Contact
Joe Evans	Brandi Wessel
Chief Financial Officer	Communications Manager
405-426-4590	405-426-6657
joe.evans@chaparralenergy.com	brandi.wessel@chaparralenergy.com